UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 20, 2008

WESTERN PLAINS ENERGY, L.L.C.

(Exact name of registrant as specified in its charter)

Kansas	0-50714	48-1247506
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3022 County Road 18, Oakley, KS 67748

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number including area code:  (785) 672-8810

(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2008, the Board of Managers of Western Plains Energy, L.L.C. (the “Company”) appointed Curt Sheldon to its newly-created position of Chief Accounting Officer.  Mr. Sheldon will serve in this capacity, in addition to his current responsibilities as controller of the Company, at the will of the Board of Managers effective immediately.  Mr. Sheldon does not have a formal employment agreement with the Company.

Mr. Sheldon has served as the Company’s controller since March 2005.  He is responsible for overseeing the Company’s accounting and financial reporting functions.  Prior to joining the Company, Mr. Sheldon was the owner and president of Kalispell Glass & Doors, Inc., a provider of commercial and residential windows and doors, for nine years.  Mr. Sheldon was responsible for all management and accounting functions associated with that business.  In 1975, Mr. Sheldon received his Bachelor of Science degree in business administration from the University of California at Chico.

Cautionary Statement for Purposes of the “Safe Harbor “Provisions of the Private Securities Litigation Reform Act of 1995.

The matters discussed in this report on Form 8-K, when not historical matters, are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from projected results. Such factors include, among others, the willingness and ability of third parties to honor their contractual obligations, the availability of equipment and qualified personnel, the decisions of third parties over which the Company has no control, commodity prices, environmental and government regulations, availability of financing, judicial proceedings, force majeure events, and other risk factors as described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. The Company disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events, or otherwise.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

WESTERN PLAINS ENERGY, L.L.C.

Date: May 22, 2008	By:	/s/ Steven R. McNinch
	Name:	Steven R. McNinch
	Title:	Chief Executive Officer